Exhibit 99.1

NEWS RELEASE	FOR FURTHER INFORMATION
FOR IMMEDIATE RELEASE	CONTACT:
Anthony Angelini,
President and CEO

Rob Rueckl,
Chief Financial Officer
(763) 553-9300

ZOMAX ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

MINNEAPOLIS, MN…November 2, 2004…Zomax Incorporated (Nasdaq: ZOMX) today reported financial results for its third quarter ended September 24, 2004.  Revenues in the quarter were $45.7 million, an increase of 2.7% over the third quarter of 2003.  The Company’s net loss for the quarter was ($5.5) million, or ($0.17) per share, as compared to a net loss of ($2.5) million, or ($0.08) per share in the third quarter of 2003. On a year-to-date basis, 2004 revenues were $140.8 million, an increase of 3.7% over the same period in 2003.  The year-to-date net loss was ($5.2) million in 2004, or ($0.16) per share, compared to ($5.8) million, or ($0.18) per share in 2003.

Excluding specified items described below and illustrated in Table A, the third quarter net loss on a non-GAAP basis was ($0.01) per share in 2004, compared to ($0.02) per share in 2003, and the year-to-date loss was ($0.05) per share in 2004, compared to ($0.09) per share in 2003.

The Company’s 2004 non-GAAP results exclude a second quarter pre-tax gain of $2.8 million, or $0.05 per share, on the sale of a portion of its investment in Intraware (Nasdaq: ITRA), and a third quarter pre-tax charge of $7.5 million, or $0.16 per share, to establish reserves for liabilities that represent the Company’s estimate of the minimum expected probable losses resulting from settlement offers made by the Company in connection with the pending Securities and Exchange Commission investigation and consolidated class action lawsuit. There is no assurance that these offers will result in settlements or that eventual losses related to these matters will not materially exceed these reserves.  The 2003 non-GAAP results reflect a total pre-tax adjustment of $5.1 million, or $0.09 per share, to exclude a charge related to the settlement of a customer claim and to include a previously disclosed retroactive royalty benefit recorded in the fourth quarter of 2003.

The Company’s third quarter revenue increase was achieved through growth from both new and existing software customers, offsetting some content reductions by PC OEMs.  In addition, third quarter non-GAAP gross margins improved to 17.1% in 2004, from 15.6% in 2003, as a result of cost management initiatives and despite increasing costs of polycarbonate used in the production of CD and DVD media.

“We are pleased to again report improvements in our 2004 operating results over last year, particularly with respect to our revenue and gross margin,” Anthony Angelini, President and CEO, stated.  “Our customers continually look to us to help reduce the total cost to deliver their products to market.  We are working hard to achieve this goal and improve our profitability in spite of increases in our cost of materials.”

Angelini continued, “Our balance sheet continues to remain strong, with cash and long-term investments of approximately $70 million and no debt. We continue to carefully look for opportunities to take advantage of our cash position and more aggressively grow our business.”

Looking forward to the fourth quarter of 2004, operating revenues and expenses will include 14 weeks of business operations as compared to 13 weeks in a typical fiscal quarter.  The Company’s current expectations are for its business to be seasonally stronger than the third quarter, but that it is unlikely that it will reach the levels of revenue and operating profitability achieved in the exceptionally strong fourth quarter of 2003.

The Company will host a conference call at 4:30 p.m. (CST) on Tuesday November 2, 2004, to comment further on the financial results for the third quarter 2004 and forward guidance.  To participate in this conference call, please call (719) 457-2626. The conference call will also be available by Webcast. Participants may log on to the Webcast conference call by visiting the Company’s website at www.zomax.com.

Use of Non-GAAP Financial Measure

In addition to presenting in this press release our 2004 and 2003 earnings information in conformity with Generally Accepted Accounting Principles (GAAP), we have provided non-GAAP earnings data that reflects certain adjustments for items we believe to be of a non-recurring or non-operating nature.  As outlined in more detail above and in Table A, these adjustments include a second quarter 2004 gain on the sale of equity securities, a third quarter 2004 charge related to potential litigation matters, a third quarter 2003 charge related to a customer settlement and the retroactive effect on the third quarter of 2003 of a revised royalty agreement, signed in the fourth quarter of 2003, the details of which were previously disclosed in our 2003 Form 10-K.  We believe that this non-GAAP financial measure is useful to investors because these adjustments each individually occur in only one reporting period and therefore the inclusion of these adjustments in our 2004 and 2003 earnings results provides a more relevant and reliable comparison of operating results between the periods.  The presentation of this additional information is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements contained in this press release related to our expectations of the impact of polycarbonate price increases on our profitability, the opportunity to use our cash position to aggressively grow our business and our expectation that fourth quarter 2004 results will be seasonally stronger than the third quarter of 2004 but will not achieve the levels of the fourth quarter of 2003, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements.  We caution that any forward-looking statements made by us in this release or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements.  These factors include, without limitation, the changes and volatility in the personal computer hardware and software industry, particularly with respect to the demand for CD and DVD media, from which a significant portion of our revenues are derived; macroeconomic factors that influence the demand for personal computer hardware and software and the resulting demand for our services; consolidation among our customers or competitors, which could cause disruption in our customer relationships or displacement of us as a services provider to one or more customers; our ability to make the proper strategic choices with respect to pursing profitable growth in our business; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our revenues; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, including variations in the demand for particular services we offer or the content included in the products we produce for our customers; the volatility of polycarbonate prices; effects of pending litigation; and other risks and uncertainties, including those identified and discussed in detail under the caption “Risks and Uncertainties” in Item 1 of our 2003 Form 10-K.  We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events.  Investors are advised to consult any further disclosures we make on this subject in our filings with the Securities and Exchange Commission, especially on Forms 10-K, 10-Q and 8-K, in which we discuss in more detail various important factors that could cause actual results to differ from expected or historical results.

About Zomax:

Zomax helps companies more efficiently bring their products and content to market  worldwide. Zomax’ solutions enhance the process of sourcing, production, and  fulfillment through a modular suite of supply chain services. These services include  “front-end” customer contact and e-commerce services, material management, CD/DVD  production, assembly and kitting services, JIT physical and electronic fulfillment and  returns management. Founded in 1993, Zomax operates 11 facilities across the United  States, Canada, Mexico, and Ireland. The Company’s Common Stock is traded on the  NASDAQ Stock Market under the symbol “ZOMX”.

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ZOMAX INCORPORATED

Consolidated Statements of Operations (Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended September		Nine Months Ended September
	2004	2003	2004	2003
Revenue	$45,718	$44,535	$140,835	$135,760
Cost of revenue	37,922	38,145	116,907	116,341
Gross profit	7,796	6,390	23,928	19,419
Selling, general and administrative expenses	9,181	8,035	27,944	26,248
Litigation reserves	7,500	—	7,500	—
Charge related to settlement of customer claim	—	3,000	—	3,000
Operating loss	(8,885)	(4,645)	(11,516)	(9,829)
Gain on sale of available-for-sale securities	—	—	2,770	—
Other income, net	261	252	581	18
Loss before income taxes	(8,624)	(4,393)	(8,165)	(9,811)
Income tax benefit	(3,127)	(1,859)	(2,939)	(4,042)
Net loss	$(5,497)	$(2,534)	$(5,226)	$(5,769)

Loss per share:
Basic	$(0.17)	$(0.08)	$(0.16)	$(0.18)
Diluted	$(0.17)	$(0.08)	$(0.16)	$(0.18)

Weighted average common shares outstanding:
Weighted average common shares outstanding	32,503	32,553	32,669	32,635
Dilutive effect of stock options	—	—	—	—
Weighted average common and diluted shares outstanding	32,503	32,553	32,669	32,635

ZOMAX INCORPORATED

Table A - Comparative Non-GAAP Adjustments to 2004 and 2003 Results (Unaudited)

	Three Months Ended September		Nine Months Ended September
	2004	2003	2004	2003
Loss per share, as reported	$(0.17)	$(0.08)	$(0.16)	$(0.18)
Amount of fourth quarter 2003 royalty benefit adjustment relating to the third quarter and the nine months ended September 2003	—	0.01	—	0.04
Charge related to customer claim	—	0.05	—	0.05
Gain on sale of available-for-sale securities	—	—	(0.05)	—
Provision for litigation reserves	0.16	—	0.16	—
Loss per share, as adjusted	$(0.01)	$(0.02)	$(0.05)	$(0.09)

ZOMAX INCORPORATED

Consolidated Balance Sheets (Unaudited)

(Amounts in thousands)

	September 2004	December 2003
ASSETS:
Current Assets:
Cash and cash equivalents	$66,066	$68,899
Accounts receivable, net	29,878	39,403
Inventories, net	12,765	12,757
Other current assets	14,874	10,069
Total current assets	123,583	131,128
Property and equipment, net	34,953	38,859
Available-for-sale securities	3,903	11,646
Deferred income taxes	627	—
	$163,066	$181,633
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	15,672	20,524
Accrued expenses	18,895	22,028
Total current liabilities	34,567	42,552
Other long-term liabilities	99	—
Deferred income taxes	—	1,315
Total liabilities	34,666	43,867
Shareholders’ equity:
Common stock	61,772	62,469
Retained earnings	60,666	65,892
Accumulated other comprehensive income	5,962	9,405
Total shareholders’ equity	128,400	137,766
	$163,066	$181,633